Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-165635 on Form S-8 pertaining to the Western Reserve Bancorp, Inc. Amended Employee Stock Purchase Plan and in Registration Statement No. 333-143400 pertaining to the Western Reserve Bancorp, Inc. Amended and Restated 1998 Stock Option Plan of our report dated March 30, 2012, relating to the consolidated financial statements of Western Reserve Bancorp, Inc. appearing in this Annual Report on Form 10-K of Western Reserve Bancorp, Inc. for the year ended December 31, 2011.

/s/ Crowe Horwath LLP

Cleveland, Ohio

March 30, 2012